Exhibit 10.4

FORM OF US ONCOLOGY HOLDINGS, INC.
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE 2004 EQUITY INCENTIVE PLAN

This Restricted Stock Award Agreement (this “Agreement”) is made as of August 20, 2004 (the “Effective Date”), between US Oncology Holdings, Inc., a Delaware corporation (the “Company”), and [                    ] (the “Participant”).

WHEREAS, the Company has adopted the 2004 Equity Incentive Plan (the “Plan”), all of the terms and provisions of which are incorporated herein by reference and made a part hereof;

WHEREAS, the Company or a Subsidiary thereof has retained the Participant to provide valuable services to the Company and its Subsidiaries;

WHEREAS, in order to provide an incentive to the Participant in respect of his employment with or other service to the Company and its Subsidiaries, the Company has approved and authorized the issuance of certain shares of the Common Stock of the Company, par value $0.001 per share (the “Stock”), to the Participant, subject to the terms of the Plan and this Agreement; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of the services rendered and to be rendered by the Participant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree to the terms and conditions set forth herein.

1.             Award of Restricted Stock.  Subject to the Participant’s execution and delivery of the Stockholders Agreement dated as of August 20, 2004 among the Company and its stockholders party thereto, the Company hereby awards and issues to the Participant, effective as of the date hereof, [                 ] shares of Stock (the “Restricted Stock”).

2.             Vesting Schedule.

(a)           Subject to the further provisions of this Agreement, [            ] shares of the Restricted Stock shall vest as set forth below:

Vesting Date	Cumulative Shares of Restricted Stock Vested After Such Vesting Date

August 20, 2005	[ ]
August 20, 2006	[ ]
August 20, 2007	[ ]
August 20, 2008	[ ]
August 20, 2009	[ ]

(b)           Subject to the further provisions of this Agreement, the remaining [            ] shares of the Restricted Stock shall vest on August 20, 2009.  Notwithstanding the preceding sentence, the shares of Restricted Stock described in the preceding sentence shall vest at earlier dates, in the amounts and under the conditions as set forth below:

(i)                                     If the results of any fiscal year of the Company beginning with the fiscal year ending December 31, 2004 are such that ROIC equals or exceeds Forecast ROIC for such fiscal year, then 130,000 shares of Restricted Stock subject to vesting under this Section 2(b) that have not yet vested shall vest.

(ii)                                  If the results of the Company’s fiscal year ending December 31, 2006 or any fiscal year thereafter are such that ROIC equals or exceeds Forecast ROIC for such fiscal year, then all shares of Restricted Stock subject to vesting under this Section 2(b) that have not yet vested shall vest.

(iii)                               Any vesting under this Section 2(b) shall occur when the Committee determines that the condition described in Section 2(b)(i) or (ii) has been satisfied, which determination shall be made not later than March 31 of the fiscal year following the fiscal year for which the determination is being made.

(iv)                              “Accreted Value” has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation.

“Approved One Time Items” means one-time or non-recurring charges to the Company’s earnings, gains or losses which the Committee, in its sole discretion, reasonably determines should appropriately be excluded from and not taken into account in the calculation of EBITDA because they do not arise from the Company’s normal operating activities, including without limitation, and only as examples, (w) charges or expenses incurred as a result of or in connection with the merger of a subsidiary of the Company with and into US Oncology, (x) charges or gains resulting from prepayment of financings, (y) writeoffs of long-term assets or (z) gains or losses upon dispositions of assets.

“Average Capital Employed” means, for any fiscal year, the arithmetic mean of the Capital Employed at the opening of business on the first day of the fiscal year and at the close of business on the last day of each fiscal quarter ending within the fiscal year.

“Capital Employed” means, as of any date, the excess of (x) the sum of (A) the Common Equity Value, plus (B) the Preferred Equity Value, plus (C) the Outstanding Debt, over (y) the Company’s consolidated cash and cash equivalents.

“Common Equity Value” means, as of any date, the aggregate consideration paid to the Company in respect of the issuance of the shares of Stock then outstanding and the Conversion Constant Shares issuable in respect of the shares of Preferred Stock then outstanding (but excluding any other shares issuable or issued upon conversion of or otherwise in exchange for the Preferred Stock); provided, that Stock issued in exchange for or in respect of services provided or to be provided to the Company shall be deemed to have been issued for no consideration for purposes of the determination of Common Equity Value.  For the avoidance of doubt, Common Equity Value shall equal $1 in respect of (x) each share of Stock purchased pursuant to the Subscription Agreement and (y) the Conversion Constant Shares issuable in respect of each share of Preferred Stock purchased pursuant to the Subscription Agreement.

“Conversion Constant Shares” means a number of shares of Stock equal to the Conversion Constant, as defined in the Company’s Amended and Restated Certificate of Incorporation.

“EBITDA” means, for any period, the Company’s consolidated earnings before interest, taxes, depreciation, amortization, any other non-cash charges and Approved One Time Items, based upon the Company’s regularly prepared quarterly and annual financial statements, adjusted as necessary to reflect the application of the generally accepted accounting principles utilized by US Oncology in connection with the preparation of its 2003 annual financial statements.

“Forecast ROIC” means, for any fiscal year, or portion thereof, the percentage set forth below:

Fiscal Year	Forecast ROIC
2004	14.5%
2005	12.5%
2006 and thereafter	14.2%

“Outstanding Debt” means, as of any date, the Company’s consolidated outstanding debt, minus any accrued and unpaid interest thereon, determined in accordance with the generally accepted accounting principles utilized by US Oncology in connection with the preparation of its 2003 annual financial statements, and including obligations and liabilities under any synthetic leasing facilities.

“Preferred Equity Value” means, as of  any date, the aggregate Accreted Value of all shares of Preferred Stock then outstanding.

“Preferred Stock” means the Company’s Participating Preferred Stock, par value $0.001 per share.

“ROIC” means, for any fiscal year, the quotient, expressed as a percentage, of (x) EBITDA divided by (y) Average Capital Employed.

“Subscription Agreement” means the Stock Subscription and Exchange Agreement dated as of August 20, 2004 among the Company and the Purchasers named therein.

“US Oncology” means US Oncology, Inc., a Delaware corporation.

Subject to Section 6 hereof, the period beginning on the date hereof through and including the vesting date for any shares of Restricted Stock shall be referred to herein as the “Restricted Period” with respect to such shares of Restricted Stock.

3.             Transferability.  Shares of Restricted Stock which have not vested may not be sold, assigned, transferred, pledged, or otherwise disposed of under any circumstances during the applicable Restricted Period unless otherwise provided by the Plan.  The Restricted Stock shall not be subject to execution, attachment or similar process during the applicable Restricted Period.  Upon any attempt to transfer, assign, pledge, or otherwise dispose of the Restricted Stock during the applicable Restricted Period contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the Restricted Stock during the applicable Restricted Period, the Restricted Stock shall immediately be forfeited to the Company and cease to be outstanding.

4.             Investment Representation.

(a)           The Restricted Stock is awarded under this Agreement at a time when there is not in effect under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement relating to the shares of Restricted Stock awarded and there is not available for delivery to the Participant a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act.  The Participant represents and agrees that (i) the Participant is acquiring the shares of Restricted Stock for the purpose of investment and not with a view to their resale or distribution and (ii) prior to selling or offering for sale any such shares, the Participant will furnish the Company with an opinion of counsel satisfactory to the Company to the effect that such sale may lawfully be made and will furnish it with such certificates as to factual matters as it may reasonably request.

(b)           Certificates representing shares of Restricted Stock shall be marked with the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act and the other provisions of this Agreement relating to the transfer of Stock:

“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by the Company of an opinion of counsel satisfactory to the Company that registration is not required for such sale or transfer.”

(c)           The Company may, but except as provided in the Registration Rights Agreement dated as of August 20, 2004 among the Company and its stockholders party thereto (the “Registration Rights Agreement”) shall in no event be obligated to, register the Restricted Stock pursuant to the Securities Act, and in the event any shares of Restricted Stock are so registered the Company may remove any legend on certificates representing such shares of Restricted Stock.  Except as provided in the Registration Rights Agreement, the Company shall not be obligated to take any affirmative action in order to cause the issuance of shares of Restricted Stock pursuant hereto to comply with any law or regulation of any governmental authority.

5.             Forfeiture of Restricted Stock.  Any shares of Restricted Stock issued pursuant to this Agreement which have not vested shall immediately be forfeited to the Company and cease to be outstanding upon the termination, for any reason, of the Participant’s employment and service with the Company and all its Subsidiaries.

6.             Acceleration of Vesting Upon Change of Control or IPO.

(a)           Upon a Change of Control all Restricted Periods shall terminate, all Restricted Stock shall be vested in full and all limitations on the Restricted Stock set forth in this Agreement shall automatically lapse.

(b)           Upon a Qualified IPO, the Restricted Periods shall terminate to the extent necessary to cause the accelerated vesting and termination of the Restricted Periods with respect to 50% of all shares of Restricted Stock remaining unvested immediately prior to the application of this Section 6(b), first terminating the Restricted Periods of and vesting Restricted Stock subject to vesting under Section 2(a), in inverse order of vesting date, before terminating the Restricted Periods of and vesting Restricted Stock subject to vesting under Section 2(b).

7.             Federal Income Tax Election.  Within 30 days after the date of this Agreement, the Participant shall make an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and thereafter the Participant shall provide the Company with a copy of such election.

8.             Reimbursement for Taxes.  Upon the termination of the Participant’s employment by the Company and all its Subsidiaries for any reason other than the Participant being Terminated for Cause, the Company shall reimburse the Participant for the amount of any income and employment related taxes payable or paid by the Participant as the result of the Participant’s election under Section 83(b) of the Code with respect to shares of Restricted Stock which are forfeited as the result of such termination of the Participant’s employment (the “Reimbursement”).  The Participant shall also receive an additional payment in an amount such that after payment by or on behalf of the Participant of all income and employment related taxes on the Reimbursement and the payment described in this sentence, the Participant is in the same financial position that the Participant would have been had no portion of the Reimbursement been subject to any such taxes.  Any payment required to be paid by the Company under this Section 8 which is not paid within five days of receipt by the Company of the Participant’s demand therefor shall thereafter be deemed delinquent, and the Company shall pay to the Participant immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum.

9.             Tax Indemnification.  Following any Final Determination of Additional Taxes, the Company hereby agrees to indemnify, defend and hold harmless the Participant from and against, and will pay the amount of, any and all Additional Taxes up to but not in excess of the Company Tax Benefit.

“Final Determination” shall mean shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., when all allowable appeals have been exhausted by either party to the action or the time for filing such appeals has passed); (ii) any settlement agreement entered into in connection with any administrative or judicial proceeding, including but not limited to, a closing agreement entered into pursuant to Section 7121 of the Code or (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

“Additional Taxes” shall mean the additional federal, state and local taxes, plus all applicable penalties and interest, assessed against the Participant resulting from or arising out of a dispute as to the fair market value of the Restricted Stock on the date of its issuance to the Participant (determined without regard to any lapse restriction, as defined in Treasury Regulation Section 1.83-3(i)).

“Company Tax Benefit” shall mean the amount of the reduction in the Company’s federal, state and local taxes, plus any applicable interest on any refunds resulting from any such reduction, arising from a Final Determination of Additional Taxes.  To the extent that as a result of net operating losses, including a carryover or carryback of any net operating losses, any part of the reduction in the Company’s federal, state and local taxes is not realized until a tax year following the tax year in which the Company received a tax deduction as the result of the Participant’s election under Section 83(b) of the Code (“83(b) Election Year”), but not later than the tax year in which the Final Determination of Additional Taxes falls (“Future Tax Benefit”), then the Company Tax Benefit shall include only the present value of the Future Tax Benefit, discounted from the last day of the tax year in which the Future Tax Benefit is realized to the last day of the 83(b) Election Year using a discount rate equal to the overpayment rate determined in accordance with Section 6621(a)(1) of the Code.  The Company Tax Benefit will not include the amount of any reduction in federal, state or local taxes that will not be realized until after the tax year in which the Final Determination of Additional Taxes falls.

10.           Plan Governing.  The Participant hereby acknowledges receipt of a copy of the Plan and accepts and agrees to be bound by all of the terms and conditions of the Plan as if set out verbatim in this Agreement.  In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

11.           Miscellaneous.  This Agreement may be amended only by written agreement of the Participant and the Company and may be amended without the consent of any other person.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives, heirs, descendants, distributees and permitted assigns.  This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

US ONCOLOGY HOLDINGS, INC.

By:
[ ]

PARTICIPANT:

[ ]

SIGNATURE PAGE TO RESTRICTED STOCK AWARD AGREEMENT